Exhibit 99.1

For immediate release
Contact: Rusty Fisher, 713-307-8770

Endeavour Announces Completed Financing Transactions

Houston, January 28, 2008 – Endeavour International Corporation (“Endeavour”) (AMEX:END) (LSE:ENDV) today confirmed the closing of the previously announced $40 million (USD) investment by the Smedvig Family Office of Norway. The Smedvig family also committed an additional $60 million (USD) for future investments with Endeavour on terms to be decided at the time of the investment. The initial investment of $40 million (USD) and a new $25 million (USD) lending facility with its primary banks has been used, together with existing cash resources, to retire the $75 million (USD) second lien term loan established as part of the Talisman asset acquisition in 2006. The retired second lien term loan carried an interest rate of Libor plus 700 basis points and a number of restrictive covenants, including the requirement to pay dividends to the companies’ preferred shareholders with common stock.

“The completion of these transactions is another significant step in the growth of our company,” said William L. Transier, chairman, president and chief executive officer. “The refinancing improves the company’s cost of capital and removes onerous restrictions contained in the second lien covenants that we believe were a hindrance to the company’s future growth plans. The Smedvig family investment represents a vote of confidence in our management team and the company’s ability to execute on its future business strategy.”

The Smedvig family investment takes the form of a $40 million (USD) convertible note due 2014 with a conversion price of $2.36 (USD) and carries a coupon of 11.5%. The coupon will not be paid in cash, but will accrue and be convertible into common shares at the conversion price. The new lending facility, which the company expects to repay during 2008, bears interest at Libor plus 350 basis points.

The Smedvig Family Office is based in Stavanger, Norway. The Smedvig companies date back to 1915, when the first ship owning companies were established. Smedvig entered the offshore oil and gas industry by investing in an exploration service company, land bases, supply vessels in 1965 and drilling units from 1973 onwards at the start of offshore activities in the North Sea. The Smedvig Family has a long term strategy for the management of their holdings in a diversified portfolio and invests in a variety of asset classes. For more information, visit www.smedvig.no

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.